KINGOLD JEWELRY REPORTS UNAUDITED

2012 SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

Company to Hold Conference Call with Accompanying Slide Presentation On August 15, 2012, at 8:30 a.m. ET

Operating and Financial Highlights (Percentage Increases are Year-over-Year)

•	11.8 metric tons of 24-karat gold products processed during Q2 2012, an increase of 16.8%
•	Net sales increased 6.5% in Q2 2012 to $268.5 million
•	Gross profit margin improved to 5.6% from 4.9%
•	Net income attributable to common shareholders increased 13.9% to $9.6 million, or $0.18 per share

WUHAN CITY, China, August 14, 2012 -- Kingold Jewelry, Inc. (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced financial results for the second quarter and six-months ended June 30, 2012.

Mr. Zhihong Jia, Chairman and CEO of Kingold, stated, “We were very pleased with our second quarter results, which included increases in gold tons processed, sales, gross profit margin, and net income. We also continued to make progress in developing our investment gold business and signed a significant agreement that we believe will expand our access to end users in the jewelry market.”

Investment Gold Business

Chairman Jia continued, “We have made considerable progress since we began to test this business model in 2011. Over the course of the year, we gradually shifted our resources to support growing demands from our banking partners, which include some of the largest banks in China. We were pleased to see investment gold business sector has been grown rapidly over the first half of 2012. We are now distributing investment gold business products to 8 different provinces and municipal locations throughout China. The investment gold business is becoming a significant part of our business, as in second quarter of 2012 we have generated approximately $16.1 million of revenue and $26 million in the first half of 2012. “

Jewelry Business

Chairman Jia stated, “For our jewelry business, our aim has always been to expand our market share in China’s gold jewelry designing and manufacturing by continuously expanding our customer base and production capabilities. During the second quarter, we signed a gold-processing agreement with a large Shenzhen-based wholesaler of jewelry products, Shenzhen TongXin Jewelry Ltd. Under this agreement, we expect to process at least 104 kilograms, or approximately 3668 ounces, of gold jewelry products per month until June 1, 2013. We believe that partnerships such as this will help to expand our geographic reach platform, as Shenzhen TongXin’s products are sold in over 20 provinces throughout China. We were also proud to be selected by the World Gold Council as a designer and manufacturer for a new line of high-quality, 24-karat gold products the “Youth Millennial" product line. We feel this selection was a recognition of Kingold's quality and reputation within our industry.”

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August 14, 2012

In the second quarter Kingold processed approximately 1.36 million pieces of jewelry, gold bars and coins, with the majority being necklaces, earrings and rings (roughly 300,000 pieces for each category).

2012 Second Quarter Operational and Financial Review

•	In the second quarter of 2012, Kingold processed a total of 11.8 metric tons [one metric ton = 35,274 ounces] of 24-karat gold products, an increase of 16.8% over the 10.1 metric tons processed in the second quarter of 2011. In the second quarter Kingold processed approximately 1.36 million pieces of jewelry, gold bars and coins, with the majority being necklaces, earrings and rings (roughly 300,000 pieces for each category).
•	The Company reported revenues for the 2012 second quarter of $268.5 million, an increase of 6.5% from $252.1 million in the second quarter of 2011. The increase in net sales was primarily driven by decreased branded production as well as by the increase in the price of gold. Of the $16.4 million increase in net sales, approximately $10.9 million was attributable to decreased branded production and approximately $22.1 million to the increase in the price of gold and the remaining is due to the gain from exchange rate fluctuations.
•	The Company expects a higher percent of its revenue in future quarters to be derived from its investment gold business, which generated incremental $16.1 million of revenue in the second quarter of 2012. The Company’s investment gold consists of products such as gold coins, bars and certain gold gift products, which are sold to individual branch locations under that bank’s specific brand. The Company typically expects a higher margin from its investment gold products than its branded jewelry and ornament production.
•	Gross profit for the 2012 second quarter was $15.0 million, an increase of 20.2% from $12.5 million in the prior-year period. The Company’s gross margin for the period was 5.6% compared to 4.9% from the prior year period. Gross margin improved primarily due to an increase in customized production by approximately 1.9 metric tons for the period.
•	The Company reported net income attributable to Kingold shareholders for the second quarter of 2012 of $9.6 million, or $0.18 per diluted share based on 54.6 million weighted average diluted shares outstanding, compared to net income of $8.4 million, or $0.16 per diluted share based on 51.0 million weighted average diluted shares outstanding, in the prior-year period.

Fiscal 2012 Six Month Operational and Financial Review

•	In the six months ended June 30, 2012, Kingold processed a total of 20.6 metric tons [one metric ton = 35,274 ounces] of 24-karat gold products, an increase of 16.4% over the 17.7 metric tons processed in the first half of 2011.
•	Revenues for the six months ended June 30, 2012 were $493.4 million, an increase of 20.4% from $409.8 million in the same period of the prior year. The increase in net sales was primarily driven by increased branded production as well as by the increase in the price of gold. Of the $83.6 million increase in net sales, approximately $21.8 million was attributable to increased branded production and approximately $47.9 million to the increase in the price of gold and the remaining is due to the gain from exchange rate fluctuations.
•	For the six months ended June 30, 2012, the Company generated approximately $26 million of incremental revenue in investment gold business.
•	Gross profit for the six months ended June 30, 2012 was $26.5 million, an increase of 23.9% from $21.4 million in the prior-year period. The Company’s gross margin for the six months ended June 30, 2012 was 5.4% compared to 5.2% for the prior year period.
•	The Company reported net income attributable to Kingold shareholders for the six months ended June 30, 2012 of $16.9 million, or $0.31 per diluted share based on 54.4 million weighted average diluted shares outstanding, compared to net income of $13.7 million, or $0.27 per diluted share based on 50.5 million weighted average diluted shares outstanding, in the prior-year period.

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August 14, 2012

Balance Sheet and Cash Flow Highlights

(in millions except for percentages)	6/30/2012	12/31/2011	% Change
Cash and Cash Equivalents	$3.7	$8.8	(57.4%)
Inventories (gold)	129.4	108.1	19.7%
Working Capital	130.6	113.4	15.2%
Short Term Loans	6.3	6.3	0%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	143.6	127.0	13.1%

Kingold’s net cash from operating activities can fluctuate significantly due to changes in inventories (principally gold).

Market and Business Outlook

Despite the fluctuation in gold prices and concerns over the global economic climate (particularly in Europe), China’s gold consumption has remained strong during 2012. A recent report in July by the World Gold Council noted that while sales were expected to slow in the second quarter after a record first quarter, it estimates China’s gold demand “should expand 13% to 870 metric tons in 2012.” The report projected jewelry demand growing 7.7% to 550 tons, and bars and coins up 24% to 320 tons.

Kingold reaffirms its 2012 guidance that the Company will process approximately 35 tons of gold product. This guidance is based solely on its current organic growth projections.

Chairman Jia concluded, “We were pleased with our development during the first half of 2012, as we continued to diversify our sales to meet a wider range of end customers. This includes providing something as simple as a wedding ring, a complex necklace design, or a long-term investment product. As our investment gold business has started to build up, we anticipate that we can expand partnerships with major banks to spread a larger sales network across China. We also remain focused on growing our customer base in 24-karat gold jewelry designing and manufacturing segments, which remains the largest portion of our business. We feel it prudent to reiterate at this time that volume and trends have remained strong and we continue to evaluate global effects on demand in China. We feel strongly that long-term demand for gold products in China will continue to grow, and have worked to adapt our business to take advantage of changing market conditions.”

Conference Call

Kingold will discuss these results in a conference call tomorrow morning (August 15, 2012) at 8:30 a.m. ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-0778
Live Participant Dial In (International):	201-689-8565

The conference call will also be webcast live. To listen to the call, please go to the Investor Relations section of Kingold’s website at www.kingoldjewelry.com, or click on the following link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=169486

The Company will also post an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

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August 14, 2012

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, China's fourth largest city, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact

Kingold Jewelry, Inc.

Bin Liu, CFO

Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

Email: bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.	Katherine Yao, Account Executive
Adam Prior, Vice President	+86 10-6587-6435
(212) 836-9606	kyao@equityny.com
aprior@equityny.com

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August 14, 2012

KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN US DOLLARS)
(UNAUDITED)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011

NET SALES	$268,485,840	$252,110,375	$493,453,234	$409,822,842

COST OF SALES
Cost of sales	(253,222,376)	(239,331,156)	(466,324,631)	(387,792,284)
Depreciation	(296,107)	(321,430)	(593,895)	(606,637)
Total cost of sales	(253,518,483)	(239,652,586)	(466,918,526)	(388,398,921)

GROSS PROFIT	14,967,357	12,457,789	26,534,708	21,423,921

OPERATING EXPENSES
Selling, general and administrative expenses	1,350,642	606,674	2,408,984	1,760,706
Stock compensation expense	311,466	72,500	667,905	195,000
Depreciation	34,453	198	67,874	32,112
Amortization	2,979	2,908	5,975	5,781
Total Operating Expenses	1,699,540	682,280	3,150,738	1,993,599

INCOME FROM OPERATIONS	13,267,817	11,775,509	23,383,970	19,430,322

OTHER INCOME (EXPENSES)
Other Income	-	18,007	-	18,007
Other Expense	(1,560)	-	(1,560)	-
Interest expense	(111,778)	(35,660)	(222,913)	(119,308)
Total Other Expenses, net	(113,338)	(17,653)	(224,473)	(101,301)

INCOME FROM OPERATION BEFORE TAXES	13,154,479	11,757,856	23,159,497	19,329,020

PROVISION FOR INCOME TAXES	(3,573,568)	(2,968,290)	(6,264,574)	(4,993,894)

NET INCOME	$9,580,911	$8,789,566	$16,894,923	$14,335,126
Less: net income attribute to the noncontrolling interest	-	(379,767)	-	(633,170)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$9,580,911	$8,409,799	$16,894,923	$13,701,956

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gains (loss)	(1,300,687)	1,388,519	(947,983)	2,044,668
Less: foreign currency translation gains
attributable to noncontrolling interest	-	(29,395)	-	(44,904)
Foreign currency translation gains (loss)
attributable to common stockholders	(1,300,687)	1,359,124	(947,983)	1,999,764

COMPREHENSIVE INCOME	$8,280,224	$9,768,923	$15,946,940	$15,701,720

Earnings per share
Basic	$0.18	$0.17	$0.32	$0.28
Diluted	$0.18	$0.16	$0.31	$0.27
Weighted average number of shares
Basic	53,168,337	49,894,874	53,138,008	49,081,372
Diluted	54,579,029	50,998,367	54,383,690	50,512,081

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August 14, 2012

KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)
(UNAUDITED)

	June 30,	December 31,
	2012	2011
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,748,322	$8,810,173
Accounts receivable	453,807	896,949
Inventories	129,422,576	108,088,420
Other current assets and prepaid expenses	157,962	72,333
Value added tax recoverable	8,098,241	4,750,847
Total Current Assets	141,880,908	122,618,722

PROPERTY AND EQUIPMENT, NET	12,331,955	12,942,902

OTHER ASSETS
Other assets	151,909	153,102
Intangible assets, net	505,577	515,543
Total other assets	657,486	668,645
TOTAL ASSETS	$154,870,349	$136,230,269

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loan	$6,294,138	$6,343,578
Other payables and accrued expenses	1,078,948	870,454
Income tax payable	3,565,019	1,451,929
Other taxes payable	315,119	562,027
Total Current Liabilities	11,253,224	9,227,988

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY
Preferred stock, $0.001 par value, 500,000 shares
authorized, none issued or outstanding
as of June 30, 2012 and December 31, 2011	-	-
Common stock $0.001 par value, 100,000,000 shares
authorized, 53,426,890 and 53,107,343 shares issued and outstanding
as of June 30, 2012 and December 31, 2011	53,427	53,108
Additional paid-in capital	56,395,595	55,728,009
Retained earnings
Unappropriated	76,831,043	59,936,120
Appropriated	967,543	967,543
Accumulated other comprehensive income	9,369,517	10,317,501
Total Equity	143,617,125	127,002,281

TOTAL LIABILITIES AND EQUITY	$154,870,349	$136,230,269

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August 14, 2012

KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(IN US DOLLARS)
(UNAUDITED)

	For the Six months ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,894,923	$14,335,126
Adjusted to reconcile net income to cash used in
Operating activities:
Depreciation	661,769	638,749
Amortization of intangible assets	5,975	5,781
Share based compensation	667,905	195,000
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	438,129	188,819
Inventories	(22,277,149)	(32,475,123)
Other current assets and prepaid expenses	(73,432)	47,859
Value added tax recoverable	(3,399,771)	(1,630,262)
Increase (decrease) in:
Other payables and accrued expenses	200,238	(260,449)
Income tax payable	2,134,041	749,234
Other taxes payable	(234,627)	(471,711)
Net cash used in operating activities	(4,991,000)	(18,676,977)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(149,381)	(61,185)
Net cash used in investing activities	(149,381)	(61,185)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of bank loans	-	(6,117,812)
Proceeds from related party loan	-	2,141,234
Repayments of related party loan	-	(1,223,562)
Net proceeds from stock issuance in public offering	-	20,144,255
Net proceeds from exercise of warrants	-	49,800
Net cash provided by financing activities	-	14,993,915

EFFECT OF EXCHANGE RATES ON CASH & CASH EQUIVALENTS	78,530	137,382

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,061,851)	(3,606,865)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,810,173	9,151,536

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,748,322	$5,544,671

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$229,054	$120,416
Cash paid for income tax	$4,129,700	$4,244,660